UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2013

99¢ ONLY STORES

(Exact name of registrant as specified in its charter)

California	1-11735	95-2411605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of principal executive offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)                                  Compensatory Arrangements of Certain Officers

Effective March 18, 2013, the Compensation Committee approved a severance agreement between 99¢ Only Stores (the “Company”) and Frank Schools, Senior Vice President, Chief Financial Officer and Treasurer of the Company.  The severance agreement provides that if Mr. Schools is terminated without “cause” (as defined in the previously filed Number Holdings, Inc., 2012 Stock Incentive Plan) or if Mr. Schools resigns for “good reason” (as defined below), in each case on or prior to April 30, 2017, he will be entitled to continuation of then-current base salary for a period of six months following the date of termination, contingent upon Mr. Schools executing a general release in favor of the Company.

For the purposes of the severance agreement, “good reason” means the occurrence of any of the following without Mr. Schools’s consent:  (i) a reduction in annual base salary, other than a one-time reduction not exceeding ten percent that is imposed simultaneously on all executive officers of the Company; or (ii) a material diminution of Mr. Schools’s authority, duties or responsibilities.  In each instance, in order to constitute good reason, Mr. Schools must provide the Company with written notice within 90 days following the occurrence of the event constituting good reason, the Company must fail to cure the event within 30 days following the notice, and Mr. Schools must then resign within 60 days following the date on which he provided the Company with notice.

The foregoing description of the severance agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the severance agreement, which will be filed as an exhibit to the Company’s next Annual Report on Form 10-K, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

99¢ ONLY STORES

Dated: March 18, 2013	By:	/s/ Frank Schools
Frank Schools
Senior Vice President, Chief Financial Officer